TIDAL ETF TRUST N-1A

Exhibit 99.(i)(xxxiii)

August 26, 2024

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated June 10, 2022 regarding the sale of an unlimited number of shares of beneficial interest of the Ionic Inflation Protection ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.